Exhibit 99.1

Contact:
Allison Bober
Investor Relations
Lennar Corporation
(305) 485-2038
FOR IMMEDIATE RELEASE
Lennar Reports Second Quarter EPS of $2.06

•
Net earnings of $452.7 million, or $2.06 per diluted share, which includes a partial reversal of the deferred tax asset valuation allowance of $403.0 million, or $1.85 per diluted share, compared to net earnings of $13.8 million, or $0.07 per diluted share, in Q2 2011

•	Remaining deferred tax asset valuation allowance as of May 31, 2012 is $177.3 million, most of which is expected to reverse between Q3 2012 and Q4 2013 if the housing market continues to recover

•	Deliveries of 3,222 homes – up 20% from Q2 2011

•	New orders of 4,481 homes – up 40% from Q2 2011; cancellation rate of 16%

•	Backlog of 3,970 homes – up 61% from Q2 2011

•	Revenues of $930.2 million – up 22% from Q2 2011

•	Gross margin on home sales of 22.5% – improved 310 basis points from Q2 2011

•	S,G&A expenses as a % of revenues from home sales of 13.2% – improved 170 basis points from Q2 2011

•	Operating margin on home sales of 9.2% – improved 480 basis points from Q2 2011

•	Lennar Homebuilding operating earnings of $55.8 million, compared to $21.2 million in Q2 2011

•	Lennar Financial Services operating earnings of $18.0 million, compared to $2.5 million in Q2 2011

•
Rialto Investments operating earnings totaled $4.3 million (net of $3.2 million of net earnings attributable to noncontrolling interests), compared to $9.8 million (net of $12.9 million of net earnings attributable to noncontrolling interests) in Q2 2011

•	Lennar Homebuilding cash and cash equivalents of $667.1 million

•	No outstanding borrowings under the new $525 million credit facility ($410 million committed)

•	Lennar Homebuilding debt to total capital, net of cash and cash equivalents, of 46.9%

(more)

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Miami, June 27, 2012 -- Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, today reported results for its second quarter ended May 31, 2012. Second quarter net earnings attributable to Lennar in 2012 were $452.7 million, or $2.06 per diluted share, compared to second quarter net earnings attributable to Lennar of $13.8 million, or $0.07 per diluted share, in 2011.
Stuart Miller, Chief Executive Officer of Lennar Corporation, said, “We are pleased to announce EPS of $2.06 in the second quarter, consisting of $0.21 per share related to our improving fundamental business and $1.85 per share related to the partial reversal of the valuation allowance against our deferred tax assets. These results mark our ninth consecutive quarter of profitability.”
“Evidence from the field suggests that the 'for sale' housing market has, in fact, bottomed and that we have commenced a slow and steady recovery process. And while the housing downturn was broad-based and national, the recovery process continues to be very localized. Although highly conservative mortgage lending practices and challenging appraisals remain a constant headwind, we are experiencing net positive price and volume trends in most of our markets.”
Mr. Miller continued, “As the overall housing market has continued to improve over the last several quarters, our well located communities and product execution has allowed us to outperform the market. During the quarter, deliveries increased 20%, new orders increased 40%, backlog increased 61% and our operating margin increased over 100% to 9.2%, our highest margin percentage since Q2 2006. This operating leverage was driven by our ability to increase sales per community, raise prices and lower incentives, and control our overhead costs.”
“During the quarter, we reversed a portion of the valuation allowance against our deferred tax assets amounting to $403 million. This conclusion was based on an extremely detailed evaluation by our management team and reviewed by our independent auditors, Deloitte & Touche. The evaluation consisted of all relevant evidence, both positive and negative, including such factors as nine consecutive quarters of earnings, the expectation of continued profitability, as well as the improved housing market.”
Mr. Miller concluded, “Looking ahead, our strong balance sheet and significant liquidity, which was enhanced this quarter by our new $525 million unsecured revolving credit facility, continue to position us to capitalize on future strategic opportunities.”

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RESULTS OF OPERATIONS
THREE MONTHS ENDED MAY 31, 2012 COMPARED TO
THREE MONTHS ENDED MAY 31, 2011
Lennar Homebuilding
Revenues from home sales increased 23% in the second quarter of 2012 to $796.4 million from $649.8 million in 2011. Revenues were higher primarily due to a 20% increase in the number of home deliveries, excluding unconsolidated entities, and a 2% increase in the average sales price of homes delivered. New home deliveries, excluding unconsolidated entities, increased to 3,192 homes in the second quarter of 2012 from 2,652 homes last year. There was an increase in home deliveries in all the Company's Homebuilding segments and Homebuilding Other. The average sales price of homes delivered increased to $250,000 in the second quarter of 2012 from $245,000 in the same period last year. Sales incentives offered to homebuyers were $29,800 per home delivered in the second quarter of 2012, or 10.7% as a percentage of home sales revenue, compared to $33,900 per home delivered in the same period last year, or 12.1% as a percentage of home sales revenue, and $34,200 per home delivered in the first quarter of 2012, or 12.2% as a percentage of home sales revenue.
Gross margins on home sales were $179.0 million, or 22.5%, in the second quarter of 2012, compared to $125.7 million, or 19.4%, in the second quarter of 2011. Gross margin percentage on home sales improved compared to last year, primarily due to a greater percentage of deliveries from the Company's new higher margin communities, a decrease in sales incentives offered to homebuyers as a percentage of revenue from home sales, an increase in the average sales price of homes delivered and lower valuation adjustments. Gross profits on land sales totaled $2.7 million in the second quarter of 2012, compared to $2.9 million in the second quarter of 2011.
Selling, general and administrative expenses were $105.4 million in the second quarter of 2012, compared to $96.9 million in the second quarter of 2011. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 13.2% in the second quarter of 2012, from 14.9% in the second quarter of 2011, due to improved operating leverage.
Lennar Homebuilding equity in earnings (loss) from unconsolidated entities was ($9.4) million in the second quarter of 2012, which included $5.4 million of valuation adjustments related to asset sales at Lennar Homebuilding's unconsolidated entities, compared to Lennar Homebuilding equity in earnings (loss) of $2.4 million in the second quarter of 2011.
Lennar Homebuilding other income, net, totaled $12.8 million in the second quarter of 2012, primarily due to a $15.0 million gain on the sale of an operating property, compared to Lennar Homebuilding other income, net, of $9.5 million in the second quarter of 2011, of which $5.1 million related to the favorable resolution of a joint venture.

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Homebuilding interest expense was $44.8 million in the second quarter of 2012 ($20.4 million was included in cost of homes sold, $0.6 million in cost of land sold and $23.8 million in other interest expense), compared to $41.5 million in the second quarter of 2011 ($18.5 million was included in cost of homes sold, $0.5 million in cost of land sold and $22.5 million in other interest expense). Interest expense increased due to an increase in the Company's outstanding debt compared to the same period last year.
Lennar Financial Services
Operating earnings for the Lennar Financial Services segment were $18.0 million in the second quarter of 2012, compared to $2.5 million in the second quarter of 2011. The increase in profitability was primarily due to increased volume and margins in the segment's mortgage operations and increased volume in the segment's title operations.
Rialto Investments
In the second quarter of 2012, operating earnings for the Rialto Investments segment were $4.3 million, or $7.5 million (which included $3.2 million of net earnings attributable to noncontrolling interests), compared to operating earnings of $9.8 million, or $22.7 million (which included $12.9 million of net earnings attributable to noncontrolling interests) in the same period last year. In the second quarter of 2012, revenues in this segment were $33.5 million, which consisted primarily of accretable interest income associated with the segment’s portfolio of real estate loans and fees for managing and servicing assets, compared to revenues of $42.6 million in the same period last year. In the second quarter of 2012, Rialto Investments other income (expense), net, was ($1.4) million, which consisted primarily of expenses related to owning and maintaining real estate owned ("REO") and impairments on REO, partially offset by gains from sales of REO and rental income. In the second quarter of 2011, Rialto Investments other income (expense), net was $15.3 million, which consisted primarily of gains from acquisition of REO through foreclosure and a $4.7 million gain on the sale of investment securities.
The segment also had equity in earnings (loss) from unconsolidated entities of $5.6 million during the second quarter of 2012, which primarily included $2.5 million of interest income earned by the AllianceBernstein L.P. (“AB”) fund formed under the Federal government’s Public-Private Investment Program (“PPIP”) and $3.0 million of equity in earnings related to the Company's share of earnings from the Rialto Investments Real Estate Fund (the “Fund”). This compares to equity in earnings (loss) from unconsolidated entities of ($3.0) million in the second quarter of 2011, which included ($4.8) million of net losses primarily related to unrealized losses for the Company's share of the mark-to-market adjustments of the investment portfolio underlying the AB PPIP fund, partially offset by $2.6 million of interest income earned by the AB PPIP fund. In the second quarter of 2012, expenses in this segment were $30.2 million, which consisted primarily of costs related to its portfolio operations, due diligence expenses related to both completed and abandoned transactions, and other general and administrative expenses, compared to expenses of $32.3 million in the same period last year.

5-5-5
Corporate General and Administrative Expenses
Corporate general and administrative expenses were $29.2 million, or 3.1% as a percentage of total revenues, in the second quarter of 2012, compared to $20.6 million, or 2.7% as a percentage of total revenues, in the second quarter of 2011. The increase in corporate general and administrative expenses was primarily due to an increase in personnel related expenses as a result of an increase in share-based and variable compensation expense.
Noncontrolling Interests
Net earnings (loss) attributable to noncontrolling interests were $1.7 million and $11.1 million, respectively, in the second quarter of 2012 and 2011. Net earnings attributable to noncontrolling interests during the second quarter of 2012 and 2011 were primarily related to the FDIC’s interest in the portfolio of real estate loans that the Company acquired in partnership with the FDIC, partially offset by a net loss attributable to noncontrolling interests in the Company's homebuilding operations.
Deferred Tax Asset Valuation Allowance
During the second quarter of 2012, the Company concluded that it was more likely than not that the majority of the valuation allowance against its deferred tax assets would be utilized. This conclusion was based on a detailed evaluation of all relevant evidence, both positive and negative, including such factors as nine consecutive quarters of earnings, the expectation of continued profitability and signs of recovery in the housing markets the Company operates in. Accordingly, the Company reversed $403.0 million of its valuation allowance against its deferred tax assets. After the reversal, the Company had a valuation allowance of $177.3 million against its deferred tax assets as of May 31, 2012, most of which is expected to reverse between the third quarter of 2012 and the fourth quarter of 2013 once additional sufficient positive evidence is present indicating that it is more likely than not that such assets would be realized.
Revolving Credit Facility
In May 2012, the Company entered into a 3-year unsecured revolving credit facility (the "Credit Facility") with certain financial institutions that expires in May 2015. The maximum aggregate commitment under the Credit Facility is $525 million, of which $410 million is committed and $115 million is available through an accordion feature, subject to additional commitments.
SIX MONTHS ENDED MAY 31, 2012 COMPARED TO
SIX MONTHS ENDED MAY 31, 2011
Lennar Homebuilding
Revenues from home sales increased 27% in the six months ended May 31, 2012 to $1,407.1 million from $1,107.7 million in 2011. Revenues were higher primarily due to a 24% increase in the number of home deliveries, excluding unconsolidated entities, and a 2% increase in the average sales price of homes delivered. New home deliveries, excluding unconsolidated entities, increased to 5,664 homes in the six months ended May 31, 2012 from 4,555 homes last year. There was an increase in home deliveries in all of the Company's Homebuilding segments and Homebuilding Other. The average sales price of homes delivered increased to $248,000 in the

6-6-6
six months ended May 31, 2012 from $243,000 in the same period last year. Sales incentives offered to homebuyers were $31,700 per home delivered in the six months ended May 31, 2012, or 11.3% as a percentage of home sales revenue, compared to $33,500 per home delivered in the same period last year, or 12.1% as a percentage of home sales revenue.
Gross margins on home sales were $306.8 million, or 21.8%, in the six months ended May 31, 2012, compared to $217.4 million, or 19.6%, in the six months ended May 31, 2011. Gross margin percentage on home sales improved compared to last year, primarily due to a greater percentage of deliveries from the Company's new higher margin communities, a decrease in sales incentives offered to homebuyers as a percentage of revenue from home sales, an increase in the average sales price of homes delivered and lower valuation adjustments. Gross profits on land sales totaled $5.6 million in the six months ended May 31, 2012, compared to $5.4 million in the six months ended May 31, 2011.
Selling, general and administrative expenses were $196.5 million in the six months ended May 31, 2012, compared to $172.1 million in the same period last year. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 14.0% in the six months ended May 31, 2012, from 15.5% in six months ended May 31, 2011, due to improved operating leverage.
In the six months ended May 31, 2012, Lennar Homebuilding equity in earnings (loss) from unconsolidated entities was ($8.3) million, which included $5.4 million of valuation adjustments related to asset sales at Lennar Homebuilding's unconsolidated entities, compared to Lennar Homebuilding equity in earnings (loss) of $11.1 million in the six months ended May 31, 2011, which included the Company's share of a gain on debt extinguishment at one of Lennar Homebuilding's unconsolidated entities totaling $15.4 million, partially offset by $4.5 million of valuation adjustments related to assets of Lennar Homebuilding's unconsolidated entities.
Lennar Homebuilding other income, net, totaled $16.8 million in the six months ended May 31, 2012, primarily due to a $15.0 million gain on the sale of an operating property, compared to Lennar Homebuilding other income, net, of $39.5 million in the six months ended May 31, 2011, which included $29.5 million related to the receipt of a litigation settlement, $5.1 million related to the favorable resolution of a joint venture and the recognition of $10.0 million of deferred management fees related to management services previously performed for one of Lennar Homebuilding's unconsolidated entities. These amounts were partially offset by $8.4 million of valuation adjustments to the Company's investments in Lennar Homebuilding's unconsolidated entities in the six months ended May 31, 2011.
Homebuilding interest expense was $86.1 million in the six months ended May 31, 2012 ($36.5 million was included in cost of homes sold, $1.0 million in cost of land sold and $48.6 million in other interest expense), compared to $77.3 million in the six months ended May 31, 2011 ($32.0 million was included in cost of homes sold, $0.7 million in cost of land sold and $44.5 million in other interest expense). Interest expense increased due to an increase in the Company's outstanding debt compared to the same period last year.

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Lennar Financial Services
Operating earnings for the Lennar Financial Services segment were $26.2 million in the six months ended May 31, 2012, compared to $3.7 million in the same period last year. The increase in profitability was primarily due to increased volume in the segment's mortgage and title operations.
Rialto Investments
In the six months ended May 31, 2012, operating earnings for the Rialto Investments segment were $13.7 million, or $12.5 million (net of $1.2 million of net loss attributable to noncontrolling interests), compared to operating earnings of $20.9 million, or $45.7 million (which included $24.8 million of net earnings attributable to noncontrolling interests) in the same period last year. In the six months ended May 31, 2012, revenues in this segment were $65.7 million, which consisted primarily of accretable interest income associated with the segment’s portfolio of real estate loans and fees for managing and servicing assets, compared to revenues of $76.2 million in the same period last year. In the six months ended May 31, 2012, Rialto Investments other income (expense), net, was ($13.6) million, which consisted primarily of expenses related to owning and maintaining REO and impairments on REO, partially offset by gains from sales of REO, gains from acquisition of REO through foreclosure and rental income. In the six months ended May 31, 2011, Rialto Investments other income (expense), net was $28.5 million, which consisted primarily of gains from acquisition of REO through foreclosure and a $4.7 million gain on the sale of investment securities.
The segment also had equity in earnings (loss) from unconsolidated entities of $24.0 million during the six months ended May 31, 2012, which included $8.9 million of net gains primarily related to unrealized gains for the Company's share of the mark-to-market adjustments of the investment portfolio underlying the AB PPIP fund, $5.1 million of interest income earned by the AB PPIP fund and $10.6 million of equity in earnings related to the Company's share of earnings from the Fund. This compares to equity in earnings (loss) from unconsolidated entities of $1.6 million in the six months ended May 31, 2011, which included $5.4 million of interest income earned by the AB PPIP fund, partially offset by $2.8 million of net losses primarily related to unrealized losses for the Company's share of the mark-to-market adjustments of the investment portfolio underlying the AB PPIP fund. In the six months ended May 31, 2012, expenses in this segment were $63.6 million, which consisted primarily of costs related to its portfolio operations, due diligence expenses related to both completed and abandoned transactions, and other general and administrative expenses, compared to expenses of $60.6 million in the same period last year.
Corporate General and Administrative Expenses
Corporate general and administrative expenses were $56.0 million, or 3.4% as a percentage of total revenues, in the six months ended May 31, 2012, compared to $44.0 million, or 3.3% as a percentage of total revenues, in the six months ended May 31, 2011. The increase in corporate general and administrative expenses was primarily due to an increase in personnel related expenses as a result of an increase in share-based compensation expense.

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Noncontrolling Interests
Net earnings (loss) attributable to noncontrolling interests were ($5.3) million and $22.4 million, respectively, in the six months ended May 31, 2012 and 2011. Net loss attributable to noncontrolling interests during the six months ended May 31, 2012 was attributable to noncontrolling interests related to the Company's homebuilding and Rialto Investments operations. Net earnings attributable to noncontrolling interests during the six months ended May 31, 2011 were primarily related to the FDIC’s interest in the portfolio of real estate loans that the Company acquired in partnership with the FDIC, partially offset by a net loss attributable to noncontrolling interests in the Company's homebuilding operations.
Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. Lennar’s Rialto Investments segment is focused on distressed real estate asset investments, asset management and workout strategies. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company’s website, www.lennar.com.

Some of the statements in this press release are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our business, financial condition, results of operations, strategies and prospects. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described under the caption “Risk Factors” in Item 1A of our Annual Report on Form 10-K for our fiscal year ended November 30, 2011. We do not undertake any obligation to update forward-looking statements, except as required by Federal securities laws.

A conference call to discuss the Company’s second quarter earnings will be held at 11:00 a.m. Eastern Time on Wednesday, June 27, 2012. The call will be broadcast live on the Internet and can be accessed through the Company’s website at www.lennar.com. If you are unable to participate in the conference call, the call will be archived at www.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 203-369-0168 and entering 5723593 as the confirmation number.

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9-9-9
LENNAR CORPORATION AND SUBSIDIARIES
Selected Revenues and Operation Information
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	May 31,		May 31,
	2012	2011	2012	2011
Revenues:
Lennar Homebuilding	$808,088	662,476	1,432,521	1,129,185
Lennar Financial Services	88,595	59,422	156,810	117,135
Rialto Investments	33,472	42,595	65,680	76,218
Total revenues	$930,155	764,493	1,655,011	1,322,538

Lennar Homebuilding operating earnings	$55,820	21,225	75,809	56,713
Lennar Financial Services operating earnings	17,980	2,495	26,230	3,678
Rialto Investments operating earnings	7,471	22,678	12,527	45,680
Corporate general and administrative expenses	(29,168)	(20,598)	(56,010)	(43,950)
Earnings before income taxes	52,103	25,800	58,556	62,121
Benefit (provision) for income taxes	402,321	(953)	403,845	1,452
Net earnings (including net earnings (loss)
attributable to noncontrolling interests)	454,424	24,847	462,401	63,573
Less: Net earnings (loss) attributable to
noncontrolling interests	1,721	11,062	(5,270)	22,382
Net earnings attributable to Lennar	$452,703	13,785	467,671	41,191

Average shares outstanding:
Basic	186,432	184,621	186,214	184,388
Diluted	218,011	195,305	215,912	195,082

Earnings per share:
Basic	$2.39	0.07	2.47	0.22
Diluted	$2.06	0.07	2.16	0.22

Supplemental information:
Interest incurred (1)	$53,805	50,181	107,146	100,055

EBIT (2):
Net earnings attributable to Lennar	$452,703	13,785	467,671	41,191
(Benefit) provision for income taxes	(402,321)	953	(403,845)	(1,452)
Interest expense	44,810	41,492	86,149	77,317
EBIT	$95,192	56,230	149,975	117,056

(1)	Amount represents interest incurred related to Lennar Homebuilding debt.

(2)
EBIT is a non-GAAP financial measure defined as earnings before interest and taxes. This financial measure has been presented because the Company finds it important and useful in evaluating its performance and believes that it helps readers of the Company's financial statements compare its operations with those of its competitors. Although management finds EBIT to be an important measure in conducting and evaluating the Company's operations, this measure has limitations as an analytical tool as it is not reflective of the actual profitability generated by the Company during the period. Management compensates for the limitations of using EBIT by using this non-GAAP measure only to supplement the Company's GAAP results. Due to the limitations discussed, EBIT should not be viewed in isolation, as it is not a substitute for GAAP measures.

10-10-10
LENNAR CORPORATION AND SUBSIDIARIES
Segment Information
(In thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	May 31,		May 31,
	2012	2011	2012	2011
Lennar Homebuilding revenues:
Sales of homes	$796,445	649,782	1,407,145	1,107,651
Sales of land	11,643	12,694	25,376	21,534
Total revenues	808,088	662,476	1,432,521	1,129,185

Lennar Homebuilding costs and expenses:
Cost of homes sold	617,495	524,036	1,100,317	890,235
Cost of land sold	8,959	9,793	19,795	16,182
Selling, general and administrative	105,388	96,882	196,475	172,057
Total costs and expenses	731,842	630,711	1,316,587	1,078,474
Lennar Homebuilding operating margins	76,246	31,765	115,934	50,711
Lennar Homebuilding equity in earnings (loss) from
unconsolidated entities	(9,381)	2,417	(8,298)	11,078
Lennar Homebuilding other income, net	12,758	9,511	16,825	39,471
Other interest expense	(23,803)	(22,468)	(48,652)	(44,547)
Lennar Homebuilding operating earnings	$55,820	21,225	75,809	56,713

Lennar Financial Services revenues	$88,595	59,422	156,810	117,135
Lennar Financial Services costs and expenses	70,615	56,927	130,580	113,457
Lennar Financial Services operating earnings	$17,980	2,495	26,230	3,678

Rialto Investments revenues	$33,472	42,595	65,680	76,218
Rialto Investments costs and expenses	30,198	32,273	63,568	60,622
Rialto Investments equity in earnings (loss) from
unconsolidated entities	5,569	(2,973)	24,027	1,552
Rialto Investments other income (expense), net	(1,372)	15,329	(13,612)	28,532
Rialto Investments operating earnings	$7,471	22,678	12,527	45,680

11-11-11
LENNAR CORPORATION AND SUBSIDIARIES
Summary of Deliveries and New Orders
(Dollars in thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	May 31,		May 31,
	2012	2011	2012	2011
Deliveries - Homes:
East	1,350	1,178	2,412	2,009
Central	493	429	880	741
West	532	419	926	760
Southeast Florida	262	197	449	331
Houston	422	331	774	550
Other	163	128	263	214
Total	3,222	2,682	5,704	4,605

Of the total home deliveries listed above, 30 and 40, respectively, represent home deliveries from unconsolidated entities for the three and six months ended May 31, 2012, compared to 30 and 50 home deliveries, respectively, from unconsolidated entities in the same periods last year.

Deliveries - Dollar Value:
East	$312,239	262,516	549,260	441,279
Central	112,460	89,555	197,387	155,619
West	164,363	140,172	290,378	251,164
Southeast Florida	70,879	51,930	120,667	87,021
Houston	96,626	76,565	177,394	125,229
Other	52,253	49,673	88,356	82,578
Total	$808,820	670,411	1,423,442	1,142,890

Of the total dollar value of home deliveries listed above, $12.4 million and $16.3 million, respectively, represent the dollar value of home deliveries from unconsolidated entities for the three and six months ended May 31, 2012, compared to $20.6 million and $35.2 million dollar value of home deliveries, respectively, from unconsolidated entities in the same periods last year.

New Orders - Homes:
East	1,605	1,351	2,851	2,333
Central	798	513	1,279	854
West	767	530	1,282	918
Southeast Florida	446	247	671	423
Houston	626	419	1,050	685
Other	239	144	370	258
Total	4,481	3,204	7,503	5,471

Of the total new orders listed above, 26 and 49, respectively, represent new orders from unconsolidated entities for the three and six months ended May 31, 2012, compared to 35 and 56 new orders, respectively, from unconsolidated entities in the same periods last year.

New Orders - Dollar Value:
East	$391,825	301,584	684,315	509,175
Central	184,843	110,754	288,894	181,874
West	225,099	178,178	382,697	306,157
Southeast Florida	113,002	69,186	175,464	119,084
Houston	155,091	94,049	253,038	153,702
Other	89,112	53,100	137,898	98,399
Total	$1,158,972	806,851	1,922,306	1,368,391

Of the total dollar value of new orders listed above, $11.3 million and $20.2 million, respectively, represent the dollar value of new orders from unconsolidated entities for the three and six months ended May 31, 2012, compared to $21.6 million and $38.5 million dollar value of new orders, respectively, from unconsolidated entities in the same periods last year.

12-12-12
LENNAR CORPORATION AND SUBSIDIARIES
Summary of Backlog
(Dollars in thousands)
(unaudited)

	May 31,
	2012	2011
Backlog - Homes:
East	1,387	1,079
Central	708	367
West	654	337
Southeast Florida	388	215
Houston	631	380
Other	202	92
Total	3,970	2,470

Of the total homes in backlog listed above, 11 homes represents the backlog from unconsolidated entities at May 31, 2012, compared to 9 homes in backlog from unconsolidated entities at May 31, 2011.

Backlog - Dollar Value:
East	$356,879	245,568
Central	156,407	79,397
West	189,645	112,571
Southeast Florida	108,294	71,098
Houston	155,357	87,385
Other	94,866	37,672
Total	$1,061,448	633,691

Of the total dollar value of homes in backlog listed above, $4.9 million represents the backlog dollar value from unconsolidated entities at May 31, 2012, compared to $5.4 million of backlog dollar value from unconsolidated entities at May 31, 2011.

Lennar's reportable homebuilding segments and homebuilding other consist of homebuilding divisions located in:
East: Florida(1), Georgia, Maryland, New Jersey, North Carolina, South Carolina and Virginia
Central: Arizona, Colorado and Texas(2)
West: California and Nevada
Southeast Florida: Southeast Florida
Houston: Houston, Texas
Other: Illinois, Minnesota, Oregon and Washington

(1)	Florida in the East reportable segment excludes Southeast Florida, which is its own reportable segment.

(2)	Texas in the Central reportable segment excludes Houston, Texas, which is its own reportable segment.

Supplemental Data
(Dollars in thousands)
(unaudited)

	May 31,	November 30,	May 31,
	2012	2011	2011
Lennar Homebuilding debt	$3,469,616	3,362,759	3,104,317
Total stockholders' equity	3,177,378	2,696,468	2,651,845
Total capital	$6,646,994	6,059,227	5,756,162
Lennar Homebuilding debt to total capital	52.2%	55.5%	53.9%

Lennar Homebuilding debt	$3,469,616	3,362,759	3,104,317
Less: Lennar Homebuilding cash and cash equivalents	667,111	1,024,212	945,155
Net Lennar Homebuilding debt	$2,802,505	2,338,547	2,159,162
Net Lennar Homebuilding debt to total capital (1)	46.9%	46.4%	44.9%

(1)
Net Lennar Homebuilding debt to capital consists of net Lennar Homebuilding debt (Lennar Homebuilding debt less Lennar Homebuilding cash and cash equivalents) divided by total capital (net Lennar Homebuilding debt plus total stockholders' equity).